Exhibit 99.1

Point Therapeutics Receives Additional Notice of Non-Compliance from NASDAQ

    WELLESLEY, Mass.--(BUSINESS WIRE)--Nov. 19, 2007--Point Therapeutics, Inc. (NASDAQ: POTP) announced today that the Company received an additional notice of non-compliance on November 13, 2007 from the staff of the Listing Qualifications Department of The NASDAQ Stock Market (the "Staff"). Based upon a review of the Company's Form 10-Q for the quarter ended September 30, 2007, the Staff determined that the Company no longer satisfies the NASDAQ stockholders' equity requirement for continued listing of $2.5 million, as set forth in Marketplace Rule 4310(c)(3). The Company has been afforded the opportunity to present its views with respect to this additional deficiency to the NASDAQ Listing Qualifications Panel (the "Listing Panel").

    As previously announced on September 17, 2007, Point received a determination letter from the Staff indicating that Point's securities are subject to delisting from The NASDAQ Capital Market given that Point does not currently meet the $1 minimum share price requirement for continued listing and Staff's concern that Point's cessation of its clinical and research operations rendered Point a "public shell," or non-operating company. On November 1, 2007, Point participated in a hearing before the Listing Panel at which it requested continued listing of its common stock pending the completion of the previously-announced merger between Point and Dara BioSciences, Inc. ("DARA"). Point believes that it will satisfy all applicable requirements for listing upon the closing of the merger. The Listing Panel has not yet rendered its decision in response to Point's request. If the Listing Panel denies Point's request, Point's common stock will be delisted from NASDAQ. In such event, Point's shares may be quoted on the Pink Sheets, an electronic quotation service for securities traded over-the-counter, or on the Over-the-Counter Bulletin Board, which is maintained by the Financial Industry Regulatory Authority ("FINRA"), provided that a market maker in the Company's common stock files the appropriate application with, and such application is cleared by, FINRA.

    About Point Therapeutics, Inc.:

    Point Therapeutics, Inc. is a biopharmaceutical company which has studied its lead product candidate, talabostat, in a number of human clinical trials in late-stage cancers. In May 2007, interim clinical results caused Point's Independent Data Monitoring Committee to recommend stopping Point's two Phase 3 talabostat studies for patients in advanced non-small cell lung cancer. Subsequently, the talabostat clinical development program was put on clinical hold by the U.S. Food and Drug Administration. Point has also studied talabostat in several Phase 2 trials, including as a single-agent and in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia, and in combination with gemcitabine in Stage IV pancreatic cancer. Due to cash limitations, Point is not currently funding any internal research or clinical operations.

    On October 9, 2007, Point entered into a definitive agreement to merge with DARA. Pursuant to the merger agreement, DARA will merge with DP Acquisition Corp., a newly-formed subsidiary of Point, with DARA surviving as a wholly-owned subsidiary of Point. After giving effect to the merger, DARA stockholders will hold 96.4% of the combined company's outstanding shares of common stock on a fully-diluted basis, and Point will change its name to DARA BioSciences, Inc. and be based in Raleigh, North Carolina. For information regarding the proposed merger, please refer to Point's Report on Form 8-K filed with the Securities and Exchange Commission on October 10, 2007.

    Point and DARA believe that the proposed merger will qualify as a "reverse merger" under NASDAQ Marketplace Rule 4340. As a result, although Point's common stock is currently listed on The NASDAQ Capital Market, Point will be required to meet the NASDAQ requirements for initial listing upon consummation of the merger in order to maintain its listing on NASDAQ. On October 26, 2007, DARA filed an initial listing application with NASDAQ seeking listing of Point's common stock upon completion of the merger.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "projects," "should," "seeks," "plans," "schedules to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statements due to risks and uncertainties to which Point is subject, and other factors that are described in Form 10-Q filed with the Securities and Exchange Commission on November 9, 2007, and from time to time in Point's other reports filed with the Securities and Exchange Commission.

    Additional Information

    In connection with the merger between DARA and Point, Point intends to file with the SEC a registration statement on Form S-4, containing a joint proxy statement/prospectus and other relevant materials. INVESTORS AND SECURITY HOLDERS OF DARA AND POINT ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DARA, POINT AND THE MERGER. The joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Point with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents (when they are available) filed with the SEC by Point by directing a request to: Point Therapeutics, Inc., 70 Walnut Street, Wellesley Hills, MA 02481, Attention: Investor Relations.

    Point and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Point in favor of the merger. Information about the executive officers and directors of Point and their ownership of Point common stock is set forth in Point's Annual Report on Form 10-K/A filed with the SEC on April 30, 2007. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests of DARA, Point and their respective executive officers and directors in the merger by reading the joint proxy statement/prospectus regarding the merger when it becomes available.

    CONTACT: Point Therapeutics, Inc.
             Michael Duffy, 781-239-7503